        Exhibit 19.1
INSIDER TRADING POLICY

INTRODUCTION
BGC Group, Inc. (including its subsidiaries, the “Company”) is subject to various federal, state, and other laws and regulations governing transactions in its securities and those of other companies, including prohibitions against insider trading. It is the policy of the Company to comply fully, and to assist Covered Persons (as defined below) in complying fully with the laws and regulations concerning insider trading.

A.    PURPOSE

The purpose of this Insider Trading Policy (this “Policy”) is to provide reasonable policies and procedures with respect to transactions by Covered Persons involving Company Securities (as defined below) and Other Securities (as defined below) while aware of material, non-public information (“MNPI”) about the Company, another company, or their respective securities that the Covered Person became aware of as a result of their employment by or other association with the Company.

B.    APPLICATION

(a)Covered Persons. This Policy applies to:

(i)each officer, director, employee (including, without limitation, a leased employee), independent contractor, and consultant of the Company;
(ii)such individuals’ respective spouses or other family members whom they financially support to a material extent, other members of such individuals’ households (collectively, “Family”); and
(iii)entities whose transactions in securities are influenced, directed, or controlled by such individuals ((i), (ii) and (iii), collectively, “Covered Persons”);
provided that this Policy shall not apply to the Company’s broker-dealer or other regulated affiliates that engage in trading or other transactions in securities in the ordinary course of its business if such entity has established its own insider trading policies and procedures in compliance with applicable securities laws and regulations. For the avoidance of doubt, such persons or entities may be subject to other insider trading policies, including of Cantor Fitzgerald, L.P. and its affiliates.
The Company’s General Counsel and his designees may also determine that other persons should be considered Covered Persons or exempt persons for purposes of this Policy from time to time.

203150 v1

(b)Covered Securities.

(i)Company Securities. This Policy applies to all trading or other transactions in all of the Company’s securities and the securities of Newmark Group, Inc. (“Newmark”), a former subsidiary of the Company until its spin off in 2018 (collectively, “Company Securities”). Company Securities include, but are not limited to:
•common stock;
•other securities that the Company or Newmark may issue (including pursuant to each company’s Long Term Incentive Plan (each, an “Equity Plan”), as currently amended and restated, the Amended and Restated Newmark Holdings, L.P. Participation Plan (the “Participation Plan”), and any successor plans, such as preferred stock, notes, bonds, convertible or exchangeable securities; and
•other rights to acquire any such securities, as well as derivative securities relating to Company Securities issued by others.
For the avoidance of doubt, this Policy shall apply to transactions involving, and Company Securities shall include, exchangeable partnership units of Newmark Holdings, L.P. (“Units”) and associated exchange rights, but not apply to transactions involving non-exchangeable partnership Units.
(ii)    Other Securities. This Policy also applies to all trading or other transactions in the securities of other companies (“Other Securities”).
C.    RESPONSIBILITY
(a)Use of Confidential Information. Confidential information obtained by Covered Persons in the course of their employment by or other association with the Company is a valuable asset of the Company, is to be used solely to further the best interests of the Company and its stockholders, and is to be disclosed to others only when such disclosure is authorized, and then only to those persons who have a need to know the information.
(b)Fiduciary and Other Obligations. All Covered Persons have legal, fiduciary, and other obligations to maintain the confidentiality of MNPI about the Company or other companies that the Covered Person becomes aware of in connection with their employment by or other association with the Company and to not engage in transactions in Company Securities or such other company’s Other Securities while aware of such MNPI.

203150 v1

(c)Responsibility of Covered Persons. Covered Persons must not engage in illegal trading or other transactions and must avoid the appearance of such improper activity. It is the personal obligation and responsibility of each Covered Person to act in a manner consistent with the Policy. In all cases, the responsibility for determining whether a Covered Person is aware of MNPI rests with that Covered Person.
(d)Designated Officer. Any action on the part of the Company, including its General Counsel, Chief Legal Officer, Chief Compliance Officer and their designees (collectively, the “Designated Officer”), or any other person pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate a Covered Person from liability under this Policy and/or applicable securities laws and regulations.
(e)Impact of Additional Policies and Procedures. Certain Covered Persons may be: (i) regulated persons subject to additional policies and procedures beyond what is included in this Policy; or (ii) subject to the insider trading policies and procedures of other companies that they serve as an officer, director, employee, or otherwise. For example, Covered Persons with certain specializations, such as broker-dealers and their associated persons, may be subject to additional industry laws, rules, and regulations imposed by governmental entities, self-regulatory organizations, and other professional bodies that regulate the licensing, business activities, and related conduct of such persons, including ethical and professional practices and prohibitions. Nothing contained in this Policy is intended to supersede any such additional policies, procedures, laws, rules, and regulations.
(f)Violations. The Company takes any violation of this Policy by a Covered Person seriously. Any violation may constitute grounds for disciplinary sanctions against Covered Persons, including dismissal for cause, regardless of whether or not the Covered Person’s failure to comply with the Policy results in a violation of any law or regulation or results in any civil or criminal penalties.
(g)Company Transactions. From time to time, the Company may engage in transactions in Company Securities and Other Securities. It is the Company’s policy to comply with all applicable securities and other laws and regulations when engaging in transactions in Company Securities or Other Securities.

BACKGROUND
Insider trading is a top enforcement priority of the United States Securities and Exchange Commission (the “SEC”), The Nasdaq Stock Market LLC (“Nasdaq”), the Financial Industry Regulatory Authority, Inc. (“FINRA”), and the United States Department of Justice (the “DOJ”). Criminal prosecutions by the DOJ for insider trading violations are commonplace and may result in substantial fines and imprisonment.

(a)What is Insider Trading? The prohibitions against insider trading generally are understood to apply to:

203150 v1

(i)trading and other transactions involving Company Securities or Other Securities while aware of MNPI regarding the issuer of such securities;
(ii)disclosing or “tipping” MNPI to others or recommending the purchase or sale of securities while aware of MNPI; and
(iii)assisting someone who is engaged in any of the above activities.
(b)What is Material Information?

(i)Materiality involves a relatively low threshold.
(ii)Information is generally deemed “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information would be likely to have a significant effect on the market price of the security, including, but not limited to, financial results, pending or proposed significant transactions or events, including offerings, repurchase programs, litigation, and cybersecurity incidents, changes in management, dividend policy, or corporate structure, or the existence of a blackout period (as defined below).
(iii)Material information also may include plans, projections, forecasts, and other forward-looking information, as well as opinions and other “soft” information.
(iv)There is no bright-line test for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and, as a practical matter, is often determined after the fact when the information itself has been made public and its effects upon the securities markets are known.
(c)What is Non-public Information?
(i)Non-public information is any information that has not been previously disclosed publicly and is not otherwise available to investors generally.
(ii)Information in filings with the SEC and press releases is generally regarded as public information.
(iii)Undisclosed information about financial results or a possible merger, acquisition, or other material development, whether concerning the Company or otherwise, and obtained by a Covered Person in connection with their employment or other association with the Company, or through a rumor, tip, or just “loose talk,” is not public information.
(iv)Information should be considered “non-public” until such information has been disseminated widely to the general public through press releases, news tickers, publication in widely available newspapers, SEC filings, or other

203150 v1

means, and has been absorbed by the securities markets. Depending on the particular facts and circumstances, including how the information has first been communicated to the public, the Company may determine that a longer or shorter period should apply to the release of specific MNPI.

POLICIES REGARDING TRADING OR OTHER TRANSACTIONS IN SECURITIES
A.POLICIES APPLICABLE TO ALL COVERED PERSONS

(a)General Prohibitions Relating to Securities. Except as otherwise specified in this Policy under the heading “Certain Exceptions to the Prohibitions Relating to Company Securities,”

(i)    No Trading or Other Transactions While Aware of MNPI. No Covered Person who is aware of MNPI concerning the Company or any other company shall engage in, or assist any other person in, any trading or other transactions (including gifts) in Company Securities or such other company’s Other Securities, as applicable, during any period commencing with the date the Covered Person obtains such MNPI and ending after such MNPI has become public or is no longer material.

(ii)No “Tipping” of MNPI.

•No Covered Person shall disclose, or assist in the disclosure of, MNPI to any other person under circumstances where they know, or should have known, that such person (a “tippee”) may enter into trading or other securities transactions while aware of such information and prior to its becoming public.
•In such a case, the Covered Person may be liable as a “tipper” for “tipping” the “tippee,” even if the Covered Person did not engage in the trading or other transactions or share in any profits.
•“Tipping” includes making recommendations or expressing opinions to any other person as to engaging in trading or other transactions in Company Securities or another company’s Other Securities while aware of MNPI regarding the Company or such other company. For the avoidance of doubt, management investor meetings, conferences, investor relations or analyst calls or similar activities in furtherance of management duties are not violations of this Policy.
(b)Specific Prohibitions Relating to Company Securities.
(i)Selling Prior to Satisfying Minimum Holding Period.

203150 v1

•No Covered Person shall hold Company Securities for less than 15 calendar days. For the avoidance of doubt, this holding period requirement does not apply to Company Securities received upon the vesting or receipt of, and exercises or settlements of, equity awards held by Covered Persons granted under an Equity Plan or the Participation Plan (including exchange rights related to awards of Units).
•Persons subject to the reporting and “short-swing profit” liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including members of the Company’s Board of Directors and executive officers of the Company (collectively, “Section 16 Reporting Persons”), may be subject to additional holding periods consistent with the Exchange Act and other applicable securities laws, including six-month holding periods for transactions that are not exempt under Section 16 of the Exchange Act.
(ii)Short Selling. No Covered Person shall engage in any short selling of Company Securities. Short sales of Company Securities evidence an expectation on the part of the seller that the securities will decline in value and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to work to improve the Company’s performance.
(iii)Hedging. The Company has adopted a policy statement prohibiting the hedging of certain Company Securities (the “Hedging Policy”) by certain Covered Persons. See https://www.bgcg.com/wp-content/uploads/2023/07/LEGAL-186947-v2-BGC_Group__Inc__Hedging_Policy.pdf.
(iv)Pledging.
•Covered Persons are generally prohibited from pledging Company Securities because a margin or foreclosure sale may occur at a time when such Covered Person is aware of MNPI or otherwise not permitted to transact in Company Securities.
•However, Covered Persons who: (i) wish to pledge Company Securities as collateral for a loan; and (ii) can demonstrate the financial capacity to repay the loan without resorting to the pledged securities, may submit a request for approval of such pledge to their manager and the appropriate Designated Officer.
•Covered Persons must seek approval each time they wish to pledge additional Company Securities notwithstanding any previously approved pledge which relates to the same underlying loan.

203150 v1

(v)Company Securities-Based Derivatives. No Covered Person shall engage in trading or other transactions in Company Securities-based derivatives. Derivatives include options, warrants, swaps, collars, or similar rights whose value is derived from the value of an equity security, such as the Company’s common stock. However, holding and exercising exchange rights, stock options, restricted stock units, or other derivative securities granted under an Equity Plan or the Participation Plan are not prohibited by this Policy.
(c)Disclosure of Trades.

(i)Partnership Portal Trade System. All Covered Persons who wish to engage in trading or other transactions in Company Securities must disclose the details of the transaction through the Partnership Portal Trade System, which is available through the Company’s intranet.

(ii)Certification. When a transaction disclosure is made, the Covered Person disclosing such transaction will be required to certify that they are not aware of MNPI.

(iii)Preclearance Procedures. Certain Covered Persons who are “Potential Insiders” (as defined below) will also be subject to preclearance procedures. See below for more information.

B.HEIGHTENED PROHIBITIONS AND PROCEDURES APPLICABLE TO COVERED PERSONS WHO ARE ALSO POTENTIAL INSIDERS

(a)Potential Insiders. The heightened prohibitions and procedures set forth below apply to Covered Persons who are “Potential Insiders”, which include:

(i)Section 16 Reporting Persons (as defined above);
(ii)Covered Persons (as defined above):
•who are members of the Company’s senior management or other executive officers of the Company;
•who are members of the Company’s finance, compliance, legal, partnership, internal audit, mergers and acquisitions, or investor relations departments;
•who report to the Company’s Chief Financial Officer, Chief Operating Officer, or Chief Executive Officer;
•who are seeking to make trades in an amount equal to or greater than 25,000 shares;

203150 v1

•any other Covered Persons designated as “Potential Insiders” by the Designated Officer from time to time; and
(iii)any Family (as defined above) of, or any entities whose transactions in securities are influenced, directed, or controlled by any Covered Persons considered a Potential Insider under (i) and (ii) above.
Potential Insiders may be informed of their status by the Designated Officer.
(b)Preclearance Requirements for Company Securities Transactions.
(i)Partnership Portal Trade System. Potential Insiders who wish to engage in trading or other transactions in Company Securities must submit requests for preclearance through the Partnership Portal Trade System, which is available through the Company’s intranet.
(ii)Certification. When a request for preclearance is made, the requestor will be required to certify that they are not aware of MNPI.
(iii)Timing of Requests. Requests for preclearance must be submitted by the Potential Insider for approval on or before the earliest proposed date for such trade or other transaction to be executed.
(iv)No Obligation to Approve. The Designated Officer is under no obligation to approve a trade or other transaction submitted for preclearance and may determine not to permit the trade or transaction.
(v)Preclearance Approval. If preclearance approval to engage in the trade or transaction is:
•not granted, the Potential Insider should refrain from initiating any trade or transaction in Company Securities and should not inform any other person of the lack of approval
•granted, the requested trade or other transaction may be initiated at any time within, but not after, one trading day after receipt of the approval, so long as approval has not been revoked by the Designated Officer.
(c)Blackout Periods.

(i)General. From time to time, the Company may prohibit trading or other transactions involving Company Securities or certain other company’s Other Securities (sometimes referred to as “blackout periods”), with regard to some or all Potential Insiders who are or are likely to become aware of MNPI regarding potentially significant matters relating to the Company, Other Companies, or their respective securities.

203150 v1

(ii)Notification. The Compliance Department shall send out a notification email alerting the applicable Potential Insiders about the imposition and any terms of the blackout period, and when such blackout period will end. The existence of a blackout period itself should not be communicated to any other person.
(iii)Continued Application of Preclearance Requirements. For the avoidance of doubt, all Potential Insiders shall still be subject to preclearance requirements as described above regardless of whether any blackout period is or is not in effect for such Potential Insider.
C.CERTAIN EXCEPTIONS TO THE PROHIBITIONS RELATING TO COMPANY SECURITIES

(a)Rule 10b5-1 Plans.
(i)Exemption. Trading and other transactions in Company Securities by a Covered Person are exempted from certain provisions of this Policy if they are made pursuant to a written plan meeting all of the requirements of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) entered into by the Covered Person when they are not the subject of a blackout period and while such person is not aware of MNPI (a “Rule 10b5-1 Plan”).
(ii)Permissible Transactions. A Rule 10b5-1 Plan enables the Covered Person to engage in trading and other transactions in Company Securities even if the Covered Person is aware of MNPI at the time the transaction occurs; however, a Covered Person may not enter into or modify a Rule 10b5-1 Plan at any time they are aware of MNPI.
(iii)Criteria. Any Rule 10b5-1 Plan entered into by a Covered Person must (A) fully comply with Rule 10b5-1 and (B) provide for the Company’s right to terminate the Rule 10b5-1 Plan at will.
(iv)Approval of Designated Officer. Entry into any new Rule 10b5-1 Plan or modification to an existing Rule 10b5-1 Plan by a Potential Insider must be: (A) submitted to the Designated Officer for approval at least five (5) trading days prior to the proposed entry into or modification of such Rule 10b5-1 Plan; and (B) approved by the Designated Officer before entry into or modification of the Rule 10b5-1 Plan.
(v)Termination/Rescission of Rule 10b5-1 Plan. The Designated Officer must be notified promptly of the termination of any Rule 10b5-1 Plan other than pursuant to its terms. Further, the Designated Officer may rescind approval of a Rule 10b5-1 Plan in use or to be used by a Potential Insider at any time and for any reason.

203150 v1

(vi)Certain Items Not Exempt. Once the Designated Officer has approved the Covered Person’s entry into or modification of a Rule 10b5-1 Plan, and provided that the Rule 10b5-1 Plan is still in effect, trades and other transactions pursuant to such Rule 10b5-1 Plan are exempt from this Policy’s general prohibitions against trading or other transactions in Company Securities while aware of MNPI (but not from the Policy’s general prohibitions against assisting others in engaging in trading and other transactions, or in tipping or assisting others in tipping), and compliance with blackout periods and this Policy’s holding period requirements and preclearance requirements.
(vii)Personal Responsibility. The Covered Person seeking to enter into or modify the Rule 10b5-1 Plan is ultimately responsible for conferring with their own legal counsel and ensuring that their Rule 10b5-1 Plan is structured properly.
(viii)Requirements of Rule 10b5-1 Plans. The requirements for any Rule 10b5-1 Plan are as follows:
•The Rule 10b5-1 Plan must:
-be in writing and signed by the person adopting the Rule 10b5-1 Plan;
-be adopted, and can only be modified, when the Covered Person is not the subject of a blackout period and when the Covered Person is not aware of any MNPI;
-specify, or provide a written formula, algorithm or computer program for determining, the amount and price of and timing for transactions, or delegate discretion on these matters to an independent third party;
-not permit the Covered Person to exercise any subsequent influence over how, when, or whether purchases or sales would be effected under the Rule 10b5-1 Plan once it goes into effect; and
-include a cooling-off period after adoption or modification of the amount, price, or timing of transactions under the Rule 10b5-1 Plan and before any transactions can occur in accordance with the applicable periods under Rule 10b5-1.
•A Covered Person may not enter into overlapping Rule 10b5-1 Plans other than as allowed by Rule 10b5-1 and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period, in each case subject to certain exceptions as specified in Rule 10b5-1.

203150 v1

•All Covered Persons entering into a Rule 10b5-1 Plan must act in good faith with respect to the adoption and operation of the Rule 10b5-1 Plan.
•Section 16 Reporting Persons must include a representation in their Rule 10b5-1 Plan certifying that, on the date of adoption of the Rule 10b5-1 Plan, (i) they are not aware of any MNPI and (ii) they are adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5.
(b)Receipt of Awards and Transactions Under the Equity Plans.
(i)The vesting or receipt of, and exercises or settlements of, equity awards held by Covered Persons granted under any applicable Equity Plan or the Participation Plan (including exchange rights related to awards of Units) are not subject to this Policy, but this exception does not include the subsequent sale of any shares acquired pursuant to the vesting, exercise, or other settlement of the award into the market.
(ii)The exercise of a tax withholding right under any equity award pursuant to which a Covered Person has the Company withhold shares to satisfy tax withholding requirements is not covered by the prohibitions of the Policy, nor is the surrender to or withholding of shares by the Company to exercise an option in a “stock swap” or “net exercise,” but the sale of any received shares into the market is subject to the Policy.
(iii)The sale of shares into the market inherent in a “broker-assisted cashless exercise” of an option or “sell to cover” transaction to pay taxes on the vesting of restricted stock or restricted stock units, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or tax liabilities related to the award, is covered by the Policy.
(c)Transactions Under a 401(k) Plan.
(i)This Policy does not apply to a Covered Person’s purchases of Company Securities in any applicable 401(k) Plan (a “Covered 401(k) Plan”) resulting from elections to make periodic contributions of money pursuant to a payroll deduction election.
(ii)The Policy does, however, apply to any voluntary decisions to acquire or dispose of Company Securities in a Covered 401(k) Plan account, including, but not limited to, changes to elections as to how to invest payroll contributions into Company Securities, switching into or out of the Company Securities fund, and “cashing out” shares in the Company Securities fund in connection with a cash withdrawal from a Covered 401(k) Plan.

203150 v1

(iii)The Policy also applies to any loan transaction involving the potential purchase or liquidation of Company Securities in a Covered 401(k) Plan account in connection with such loan.
(d)Transactions Under a Dividend Reinvestment and Stock Purchase Plan (the “DRIP”).
(i)This Policy does not apply to purchases by Covered Persons of Company Securities under a DRIP resulting from the reinvestment of dividends paid on Company Securities.
(ii)The Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions that Covered Persons choose to make to a DRIP, and to the election by Covered Persons to participate in a DRIP or increase their level of participation in the DRIP.
(iii)The Policy also applies to the sale by Covered Persons of any Company Securities purchased pursuant to a DRIP.
(e)Transfers by Will or Laws of Descent and Distribution. Transfers by will or the laws of descent and distribution are not subject to this Policy.
(f)Other Exceptions. In certain limited circumstances, trades or other transactions otherwise prohibited by this Policy may be permitted if, prior to the transaction, the Designated Officer determines that the transaction is not inconsistent with the purposes of this Policy.
D.CERTAIN ADDITIONAL REQUIREMENTS OF SECTION 16 REPORTING PERSONS AND AFFILIATES

(a)Section 16 Reporting Persons, affiliates of the Company, and others may be subject to additional disclosure and regulatory requirements under the federal securities laws and SEC, Nasdaq, and FINRA rules and regulations. For example, Section 16 Reporting Persons have to file Forms 3, 4, and 5 with the SEC to report certain holdings and transactions in the equity securities of the Company and are subject to the short-swing liability and short-sale prohibitions of Sections 16(b) and (c) of the Exchange Act. Although transactions pursuant to a Rule 10b5-1 Plan are exempted from certain provisions of this Policy, they are not exempted from the reporting requirements of Section 16(a) of the Exchange Act and generally must be reported on a Form 4 within two business days. Forms 4 and 5 have a box that must be checked if the reported transaction is pursuant to a Rule 10b5-1 Plan.
(b)Affiliates of the Company may only sell securities of the Company pursuant to a registration statement, Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or other exemption from the registration requirements of the

203150 v1

Securities Act. If Rule 144 is relied upon, note that if a Form 144 is required, that form requires the affiliate to represent that (i) they do not know of any adverse MNPI or (ii) if the sale is pursuant to a Rule 10b5-1 Plan, that they did not know of any such MNPI on the date the Rule 10b5-1 Plan was adopted.

POST-TERMINATION TRANSACTIONS
The prohibitions of this Policy specified under the heading “General Prohibitions Relating to Securities” continue to apply to Covered Persons even after termination of their employment or other association with the Company.

If a Covered Person is aware of MNPI when their employment or other association with the Company terminates, that Covered Person may not engage in transactions until that information has become public or is no longer material.

The preclearance procedures specified under the heading “Preclearance Requirements for Company Securities Transactions” will cease to apply to transactions in Company Securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable to a Potential Insider at the time of the termination of his or her employment or other association with the Company.

ADMINISTRATION OF THE POLICY
This Policy has been reviewed and approved by the Company’s senior management. The Designated Officer administers and is responsible for interpreting this Policy as required. All determinations and interpretations by the Designated Officer shall be final and not subject to further review.

203150 v1